UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
May 4, 2009
(Date of Report/Date of earliest event reported)

BANK MUTUAL CORPORATION
(Exact name of registrant as specified in its charter)

WISCONSIN	000-31207	39-2004336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4949 West Brown Deer Road
Milwaukee, Wisconsin 53223
(Address and zip code of principal executive offices)
(414) 354-1500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 4, 2009, Eugene H. Maurer, Jr., Senior Vice President and Secretary of Bank Mutual Corporation (the “Company”), notified the Company that he intends to retire on or about September 25, 2009. In anticipation of Mr. Maurer’s retirement, the Board of Directors has appointed James P. Carter as Vice President and Secretary of the Company, effective immediately. Mr. Maurer will remain Senior Vice President until his retirement.
     In addition, in connection with the previously announced retirement of Marlene M. Scholz as the Company’s Senior Vice President — Controller and principal accounting officer, and consistent with the Board’s previously disclosed intentions, on May 4, 2009, the Board of Directors has appointed Richard L. Schroeder as Vice President and Controller and designated Mr. Schroeder as Ms. Scholz’s successor as principal accounting officer. Mr. Schroeder’s appointment and designation are effective on May 22, 2009, the date of Ms. Scholz’s retirement.
     Mr. Schroeder, age 51, currently serves as the Vice President — Controller of Bank Mutual, the Company’s wholly-owned savings bank subsidiary; Mr. Schroeder assumed that position when he joined Bank Mutual in December 2008. Prior to joining Bank Mutual, Mr. Schroeder served as Vice President - Finance of Guaranty Bank from 1995 to 2008. Mr. Schroeder does not have an employment or similar agreement with the Company or Bank Mutual, and there will not be any special compensation or other arrangements with Mr. Schroeder entered into in connection with his designation as the Company’s principal accounting officer or his appointment as its Vice President and Controller.
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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2009	BANK MUTUAL CORPORATION (Registrant)
	By:	/s/ Michael W. Dosland
Michael W. Dosland
Senior Vice President and Chief Financial Officer